Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

Marie D. Hlavaty

CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) dated May 10, 2007 by and among Visant Holding Corp., a Delaware corporation (the “Company”), Visant Corporation, a Delaware corporation (the “Employer”) and Marie D. Hlavaty (“Executive”).

The Company and Employer desire to induce Executive to remain in employment by providing Executive protection in the event of a termination of Executive’s employment in certain circumstances, and Executive desires to continue to be employed by the Employer and to accept such protection.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.             Term.  This Agreement shall be effective for a period commencing on the date of this Agreement and ending at 11:59 p.m. on December 31, 2009 (the “Initial Term”); provided, however, that commencing with January 1, 2010 and on each anniversary thereof (each, an “Extension Date”), the Initial Term shall automatically be extended for an additional twelve (12) month period, unless the Company or Executive provides the other party hereto prior written notice 90 days before the next Extension Date that the term of this Agreement shall not be so extended (the Initial Term and any annual extensions of the term of this Agreement, together, the “Term”).  Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change in Control (as defined in Section 3 below), remain in effect for two years following a Change in Control.

2.             Termination of Employment.

a.            Subject to (A) Executive’s execution, delivery and non-revocation of a severance agreement, including a general waiver and release of claims against the Company and its Affiliates in a form reasonably acceptable to the Employer and (B) continued compliance with the restrictive covenants to which Executive is otherwise bound, if, during the Term, Executive’s employment with the Employer is terminated at any time upon the effectiveness of, or within two years following, a Change of Control by (x) the Company or the Employer without Cause or (y) Executive for Good Reason (as each such term is defined in Section 3 below),  Executive shall be entitled to receive from the Employer:

(i)                  a cash severance payment equal to one (1) times the sum of: (x) Executive’s annual rate of base salary, as in effect immediately prior to the date on which such termination occurs (without giving effect to any reduction giving rise to Good Reason) and (y) an amount equal to the higher of (A) Executive’s annual cash bonus for the fiscal year of termination assuming payment of the bonus at the rate at which Executive would be entitled if the target threshold under the bonus plan had been achieved (without giving effect to any reduction giving rise to Good Reason) or (B) an amount equal to the average percentage bonus rate actually earned by Executive in respect of the two fiscal years prior to the fiscal year of termination applied to Executive’s annual rate of base salary, as in effect immediately prior to the date on which such termination occurs (without giving effect to any reduction giving rise to Good Reason), payable in equal installments in accordance with the normal payroll practices of the Employer over the twelve (12) month period following the last day Executive was actively employed by the Employer (such twelve (12) month period, the “Severance Period”); provided, however, that such payment shall be in lieu of notice or any other severance benefits to which Executive might otherwise be entitled, except as may be required by applicable law;

(ii)                 an amount equal to the annual cash bonus that Executive would have received in accordance with the terms of the applicable bonus plan assuming the target threshold under such plan had been achieved (without giving effect to any reduction giving rise to Good Reason), if Executive had remained employed by the Employer through the end of the fiscal year of the Employer in which such termination occurs, paid at such time as the bonus would otherwise have been paid to Executive under the terms of such plan; provided, however, that, if Executive’s employment terminates prior to September 30 of a given year, such amount shall be multiplied by the Pro-Rate Factor (as defined in Section 3 below) (as applicable to Executive’s employment with the Employer);

(iii)                all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment (including any earned but unpaid base salary, vacation, and any annual cash bonus that is earned by Executive but unpaid as of the date of termination for any previously completed fiscal year) under any compensation and benefit plans, programs, and arrangements of the Company and its Affiliates in which Executive theretofor participated, including, without limitation, as a result of a “change in control” (as may be defined under the respective plan or program), payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iv)                reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Employer’s policy prior to the termination date.

In addition, the Employer shall permit Executive (and those of Executive’s dependents enrolled at the time of Executive’s termination of employment, if any) to continue the coverage of Executive’s group health benefits in accordance with the terms and conditions of the applicable group health benefit plan(s), as they may be replaced or changed from time to time, through the earlier of (i) the end of the Severance Period and (ii) the date on which Executive receives comparable group health benefits from any subsequent employer (such period, the “Benefits Continuation Period”).  Effective as of the first day of the month following the month of Executive’s termination of employment, Executive (and those of Executive’s dependents enrolled at the time of such termination of employment, if any) will have the right to continue group health benefit coverage subject to and in accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) by exercising the COBRA continuation privileges, if any, as provided by law.

During the Benefits Continuation Period, the Employer agrees to pay the premium for such coverage over and above the then-active employee contribution for group health benefits coverage (as such premiums may change from time to time) for Executive and Executive’s enrolled dependents (the “COBRA Subsidy”) and Executive shall be responsible for paying the balance of the premium above the COBRA Subsidy (i.e., the active employee premium amount).  The continued coverage will be subject to the terms and conditions of the group health benefit plan(s) that apply to active employees generally, including the Employer’s right to amend and terminate such plan(s).  Following the Benefits Continuation Period, Executive and Executive’s dependents, to the extent they are enrolled in the group health benefit plan(s) at the conclusion of the Benefits Continuation Period, will have the right to continue their coverage pursuant to and in accordance with the terms and conditions of COBRA for the remainder of the applicable COBRA period, subject to, among other things, payment of the full COBRA premium for Executive and/or Executive’s covered dependents.  Notwithstanding the foregoing, in the event that (x) such continued coverage is not permissible under the terms of such plan(s) or (y) such plan(s) are terminated, the Employer shall, in lieu of providing such coverage, pay Executive (on an after-tax basis) an amount equal to the COBRA Subsidy the Employer would have otherwise paid on Executive’s behalf for such coverage during the Benefits Continuation Period.

b.             Following Executive’s termination or resignation (as the case may be), except as set forth in this Section 2 and Section 5 below, Executive shall have no further rights to any other compensation or benefits under this Agreement or any other severance plan or arrangement maintained by the Company or any of its Affiliates, except as otherwise provided under any stock option or management stockholder’s agreement entered into by and between Executive and the Company or any of its Affiliates.

3.             Definitions. For purposes of this Agreement:

a.             “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

b.             “Board” shall mean the Board of Directors of the Company.

c.             “Cause” shall mean “Cause” as such term may be defined in any employment agreement between Executive and the Employer or any of its Affiliates (the “Employment Agreement”) or, if there is no such Employment Agreement, “Cause” shall mean, as determined in the reasonable good faith judgment of the Employer or any of its Affiliates, as applicable:

(i)            Executive’s willful and continued failure to perform Executive’s material duties with respect to the Company or any of its subsidiaries which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by the Company or any of its subsidiaries (the “Cure Period”);

(ii)           the willful or intentional engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates;

(iii)          the commission by Executive of a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude; or

(iv)         a material breach of by Executive of this Agreement or other agreements, including, without limitation, engaging in any action in breach of restrictive covenants, herein or therein, that continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

d.             “Code” shall mean the Internal Revenue Code of 1986, as amended.

e.             “Change in Control” shall mean (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to an Unaffiliated Person (as defined below); (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or “group” (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) who is not (x) an Investor or any member of the Investors, (y) an Affiliate of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity.

f.              “Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Good Reason” shall mean:

(i)            a reduction in Executive’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of senior management in substantially the same proportions, provided that Executive’s base salary is not reduced by more than 10%);

(ii)           a substantial reduction or adverse change in Executive’s duties and responsibilities;

(iii)          a transfer of Executive’s primary workplace by more than fifty miles from the current workplace;

(iv)         failure of the Company or the Employer to comply with and satisfy Section 7(d) of this Agreement; or

(v)          failure of the Company, the Employer or any successor to maintain the Agreement for a two year period following a Change in Control.

and provided, further, that “Good Reason” shall cease to exist for any such event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Employer or any of its Affiliates, as applicable, written notice of “Good Reason” prior to such date.

g.           “Investors” shall mean Fusion Acquisition LLC, a Delaware limited liability company, and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

h.           “Person” shall mean “person,” as such term is used for purposes of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.

i.             “Pro-Rate Factor” shall mean a fraction, (i) the numerator of which is equal to the number of days that Executive is employed by the Employer during the fiscal year in which Executive’s employment terminates, and (ii) the denominator of which is the number of days in such fiscal year.

4.             Notice of Termination.  Any purported termination of employment by the Employer or any of its Affiliates, as applicable, or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7(f) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.             Arbitration.  Any dispute arising out of or asserting breach of this Agreement shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place in New York, New York.  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

6.             Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code.

Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Employer or any of its Affiliates Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Employer or any of its Affiliates (or the earliest date as is permitted under Section 409A of the Code).

7.             Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York for agreements fully performed within the State.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and during the Term supersedes all prior agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Waiver; Severability.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

d.             Successor; Binding Agreement.  This Agreement shall inure to and be binding upon any successor or assign of the Company or the Employer (and such successor or assign shall hereafter be deemed the “Company” or “Employer” as the case may be).  The Company and the Employer shall assign this Agreement and its respective obligations hereunder to any successor or assign thereof, whether by merger, consolidation, sale of substantially all of the Company’s assets or capital stock or otherwise, and the Company and the Employer shall require any successor or assign to expressly assume and agree to perform the respective obligations of the Company and the Employer hereunder in the same manner and to the same extent that the Company and the Employer would be required to perform it if no such transfer or assignment had taken place.  Any assignment or transfer of this Agreement not in compliance with the foregoing shall be void and of no force and effect. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

e.             Spendthrift Provision.  No right or interest of Executive under this Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of Executive.

f.              Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company or the Employer:

Visant Holding Corp.

357 Main Street

Armonk, New York 10504

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company and its subsidiaries.

g.             Withholding Taxes.  The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h.             No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or any of its Affiliates or otherwise, except to the extent expressly provided in Section 2(a) with respect to the provision of group health benefits.

i.              Survival.  Any provision hereunder that requires performance beyond the termination of this Agreement, and the Company’s, the Employer’s and Executive’s obligations thereunder, shall survive any termination of this Agreement.

j.              Employment At Will.  Notwithstanding anything to the contrary contained herein, Executive’s employment with the Employer or any of its Affiliates is not for any specified term and may be terminated by Executive or the Employer or any of its Affiliates at any time, for any reason, without liability except as provided herein or as required by law.

i.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VISANT HOLDING CORP.

By:	/s/ Marc L. Reisch
Title: President and Chief Executive Officer

VISANT CORPORATION

By:	/s/ Marc L. Reisch
Title: President and Chief Executive Officer

/s/ Marie D. Hlavaty
Marie D. Hlavaty